Land Contracted Circulation Agreement

Party A: Linqiu Village, Linfang Rural Area, Liancheng County, Fujian
Legal Representative: LIN Jin
Party B: Yiji (Longyan) Organic Agricultural Co., Ltd.
Legal Representative: MA Qian

This Agreement is concluded by and between Party A and Party B upon full negotiations, on terms and conditions as follows:

I. Area and location of land contracted
Party A shall contract the contracted land at Linqiu Village, Linfang Rural Area, Liancheng County, with One Hundred and Twenty Two Point Seven Nine Two mu (122.792 mu is equivalent of  20.23 acres) of contracted land (field) (hereinafter land of the Project) to Party B.

II. Period of circulation
The period of circulation shall be eighteen (18) years commencing on December 31, 2010 and ending on December 30, 2028.

III. Rights and obligations of contracting parties
A. Party A enjoys the following rights:
1. the ownership of the land of the Project contracted (the right circulated to Party B is only the land use right);
2. the right to supervise Party B protecting and reasonably using the land of the Project in accordance to laws and regulations and to prevent Party B from damaging the land of the Project;
3. the right to get all benefits of circulation according to this Agreement, as well as the subsidies granted by the country to support agricultural development;
4. the right to take over and manage the infrastructure devices installed by Party B (except for those movable devices) upon maturity of this Agreement in case that Party B has no intention to continue the land circulation;
5. other applicable legitimate rights stipulated in laws and regulations.

B. Party A bears the following obligations:
1. the obligation to perform the obligations stipulated in the original contracting agreement in accordance to laws and regulations;
2. the obligation to be prohibited from interfering for no reason with Party B’s regular activities of production and operation, to respect Party B’s autonomy in production and operation and to protect the legitimate rights and interests of Party B;
3. the obligation to provide Party B with necessary assistance or service in accordance to this Agreement.

C. Party B enjoys the following rights:
1. the land use right to the land of the Project contracted, and the right to autonomously organize production, operation and products management;
2. the ownership of subsidies granted by the country to support agricultural enterprises;
3. other applicable legitimate rights stipulated in laws and regulations.

D. Party B bears the following obligations:
1. the obligation to use the land of the Project for agricultural purposes rather than non-agricultural purposes;
2. the obligation to protect and reasonably use the land of the Project in avoidance of causing permanent damages to the land of the Project;
3. the obligation to maintain, as much as possible, the original conditions of the land of the Project. In case that change to the original conditions  of the land is required for production and operation, Party B shall submit the plan of such change to Party A 15 working days in advance, and shall be prohibited from carrying out the plan unless approved by Party A;
4. the obligation to afford all taxes, expenses and rents for the circulated land of the Project;
5. other obligations stipulated in laws and administrative regulations.

IV. Pricing and time of payment for circulation rents
The rent shall be 550 jin (including 500 jin as rent and the other 50 jin as service fee)(550 jin is equivalent of 275 Kg)/mu/year, and 550 jin means the price of grains weighted 550 jin (275 Kg) calculated based on the higher one of (1) 115% of the corresponding unit purchase price of Late-season Rice released by Fujian Provincial Bureau of Commodity Price, and (2) the actual purchase price conducted by Liancheng Branch of national administration of grains (such price shall include the subsidies granted by Administration of Finance of Liancheng County). The rent for first year shall be paid up upon this Agreement’s coming into force. The rent for each of the following years shall be paid in a single payment in cash annually prior to December 31 of each year.

V. Breach of agreement
After this Agreement’s coming into force, either party who fails to perform, in whole or in part, its obligations stipulated in this Agreement shall bear the liability to compensate the other party for all losses caused by such breach of this Agreement. In case that the non-breaching party wants to continue the Agreement, consultations and negotiations shall be hold.

VI. Miscellaneous
1. In case that settlement can not be achieved for disputes between the contracting parties of the Agreement, either party can resort to governing department of contracting agreements under the People’s Government of Linfang rural area for agreement interpretation. If a settlement still can not be achieved through such approach, parties can resort to land contracting arbitration entity of the People’s Government of Liancheng County for arbitration. In case that either or both of the contracting parties do not want to settle the dispute through arbitration, they can file a lawsuit in the local People’s Court.
2. The Agreement shall come into effect on its signing date.
3. The Agreement is made in duplicate, of which Party A and Party B shall respectively hold one copy.

Party A: (Seal)
Linqiu Village, Linfang Rural Area, Liancheng County, Fujian
Legal Representative: LIN Jin

Party B: (Seal)
Yiji (Longyan) Organic Agricultural Co., Ltd.
Legal Representative: MA Qian

December 30, 2010